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                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-88479


PROSPECTUS SUPPLEMENT DATED JULY 26, 2001

(To Prospectus Supplement Dated July 25, 2001
  and Prospectus Dated October 22, 1999)



                                PNC FUNDING CORP

                $150,000,000 Floating Rate Senior Notes due 2003

                          Unconditionally Guaranteed by

                     THE PNC FINANCIAL SERVICES GROUP, INC.

                       -----------------------------------




         PNC Funding Corp will issue additional Floating Rate Senior Notes due 2003, the terms of which are described in the accompanying Prospectus Supplement, on or about August 1, 2001, to J.P. Morgan Securities Inc. and Salomon Smith Barney, Inc., in the amount of $75,000,000 principal amount each and at a purchase price of 100.04% of their principal amount, pursuant to an underwriting agreement dated July 26, 2001, for resale to one or more investors at varying prices related to prevailing market prices at the time of resale. The proceeds to PNC Funding Corp from this offering are expected to be $150,060,000 (before expenses).